EXHIBIT (a)(11)
                                                                 ---------------



              BERKSHIRE INCOME REALTY, INC. EXTENDS EXPIRATION DATE
                               FOR EXCHANGE OFFERS

         BOSTON, MASSACHUSETTS -- February 14, 2003 -- Berkshire Income Realty, Inc. today announced that the expiration date for its exchange offers for interests in six mortgage funds has been extended until 5:00 p.m., New York City time, on March 17, 2003. The exchange offers relate to interests in Krupp Government Income Trust (GIT), Krupp Government Income Trust II (GIT II), Krupp Insured Mortgage Limited Partnership (KIM), Krupp Insured Plus Limited Partnership (KIP), Krupp Insured Plus II Limited Partnership (KIP II) and Krupp Insured Plus III Limited Partnership (KIP III) and were originally to have expired on February 20, 2003. Except as described above, the terms and conditions of the exchange offers as set forth in the prospectus relating to Berkshire Income Realty's 9% Series A Cumulative Redeemable Preferred Stock (Preferred Shares) remain in effect.

         As of the close of business on February 13, 2003, Berkshire Income Realty, Inc. had received tenders of approximately 1,601,792 interests in GIT, 1,950,997 interests in GIT II, 1,119,367 interests in KIM, 751,189 interests in KIP, 1,181,438 interests in KIP II and 944,638 interests in KIP III. As of such date, sufficient interests had been tendered so that more than 1,000,000 Preferred Shares would be issued in exchange for mortgage fund interests, thereby satisfying, as of such date, the minimum tender condition referred to in the prospectus relating to the Preferred Shares.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy the preferred stock, nor will there be any sale of the preferred stock in any state where the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.


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         This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, about Berkshire Income Realty, Inc. and the funds, including statements containing words such as "expects," "believes" or "will," which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release and forward-looking statements that are subject to certain risks and uncertainties could cause actual results, performance or achievements to differ materially. These factors include, among other things, the exercise of withdrawal rights by tendering interestholders; federal, state or local regulations; the inability to meet financial obligations on additional loans; pre-payments of mortgages; operating results at properties underlying mortgages; uninsured losses and potential conflicts of interest between the company and its affiliates and advisors. Additional risks are discussed in Berkshire Income Realty, Inc.'s registration statement on Form S-11 relating to the transactions and in the funds' filings with the Securities and Exchange Commission.

         Berkshire Income Realty, Inc. has filed a registration statement on Form S-11 with the SEC in connection with the transaction. Current and future holders of interests in the funds are urged to read the following documents filed by Berkshire Income Realty, Inc. in connection with the transaction described above: the prospectus relating to the exchange offers, the registration statement on Form S-11 and the Schedule TOs containing or incorporating by reference such documents and other information. Such documents contain important information about the transaction and related matters. Investors should read the documents filed with the SEC carefully before making any decision in connection with the transaction.

         In addition to the prospectus relating to the exchange offers, registration statement and Schedule TOs filed by Berkshire Income Realty, Inc., the funds file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the funds at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The funds' filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Free copies of the exchange offer materials and these other documents may also be obtained from Berkshire Income Realty, Inc. by directing a request by mail to Berkshire Income Realty, Inc., One Beacon Street, Suite 1500, Boston, Massachusetts 02108,
Attention: Investor Communications, Telephone: 1-866-33-KRUPP or 1-866-305-7877.

CONTACT INFORMATION:

Berkshire Income Realty, Inc.
One Beacon Street, Suite 1500
Boston, Massachusetts  02108
Attention:    Phil Darby
Telephone:    1-617-574-8374
E-mail:       phil.darby@berkshire-group.com
Facsimile:    1-617-423-8919